Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

November 9, 2012

Ladies and Gentlemen:

We have acted as counsel to OneBeacon U.S. Holdings, Inc., a Delaware corporation (the “Company”) in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (Registration No. 333-174867-04) on June 13, 2011 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) and (ii) the Prospectus Supplement dated November 6, 2012, of the Company (the “Prospectus Supplement”), filed with the Commission on November 8, 2012 and relating to the offer and sale under the Securities Act of $275,000,000 aggregate principal amount of the Company’s 4.60% Senior Notes due 2022 (the “Notes”), guaranteed (the “Guarantee”) by OneBeacon Insurance Group, Ltd. (the “Guarantor”) and issued under an indenture dated November 9, 2012 (the “Base Indenture”), among the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the first supplemental indenture dated November 9, 2012 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company, the Guarantor and the Trustee.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Registration Statement and (b) the Indenture.

We have relied, with respect to certain factual matters, upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. In addition, we have relied upon the opinion furnished by Bermuda counsel for the Guarantor incorporated by reference to the Registration Statement and filed as Exhibit 5.2 to the Company’s Current Report on Form 8-K dated as of the date hereof.

We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of the opinion that, when the Notes are authenticated in accordance with the provisions of the Indenture and delivered and paid for, (x) such Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law) and (y) assuming that the Indenture has been duly authorized, executed and delivered by the Guarantor and the Guarantee has been duly authorized by the Guarantor, the Guarantee will constitute the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

We express no opinion herein as to any provision of the Indenture or the Notes that (a) relates to the subject matter jurisdiction of any Federal court of the United States of America, or any Federal appellate court, to adjudicate any controversy related thereto, (b) contains a waiver of an inconvenient forum, (c) relates to the waiver of rights to jury trial or (d) provides for indemnification, contribution or limitations on liability.  We also express no opinion as to (i) the enforceability of the provisions of the Indenture or the Notes to the extent that such provisions constitute a waiver of illegality as a defense to performance of contract obligations or any other defense to performance which cannot, as a matter of law, be effectively waived or (ii) whether a state court outside the State of New York or a Federal court of the United States would give effect to the choice of New York law provided for therein.

We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.

We are aware that we are referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and that we are referred to under the heading “Legal Matters” in the Prospectus Supplement. We hereby consent to such use of our name in the Registration Statement and the Prospectus Supplement and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on November 9, 2012, and to the incorporation by reference of this opinion into the Registration Statement.

In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We are furnishing this opinion to you, solely for your benefit. This opinion may not be relied upon by any other person or for any other purpose or used, circulated or otherwise referred to for any other purpose.

Very truly yours,
/s/ Cravath, Swaine & Moore LLP

OneBeacon U.S. Holdings, Inc.
601 Carlson Parkway
Minnetonka, Minnesota 55305

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